Exhibit 4(d)
FIFTH AMENDMENT TO
REVOLVING CREDIT AGREEMENT

This Fifth Amendment to Revolving Credit Agreement (the "Fifth Amendment") made as of this 26th day of December, 2005, by and between REPUBLIC BANCORP, INC. ("Borrower") and U.S. BANK NATIONAL ASSOCIATION, formerly known as Firstar Bank, National Association ("Bank").

W I T N E S S E T H:

WHEREAS, the Borrower and the Bank entered into a Revolving Credit Agreement dated as of December 29, 2000 (the “Credit Agreement”), as amended by a First Amendment to Revolving Credit Agreement dated December 29, 2001 (the "First Amendment), a Second Amendment to Revolving Credit Agreement dated as of December 28, 2003, a Third Amendment to Revolving Credit Agreement dated as of December 27, 2003 (the “Third Amendment”), and a Fourth Amendment to Revolving Credit Agreement dated as of December 27, 2004 (the "Fourth Amendment") pursuant to which the Bank extended credit to the Borrower as provided therein.

WHEREAS, the Borrower and the Bank desire to further amend the Credit Agreement as provided herein.

NOW, THEREFORE, it is hereby agreed as follows:

1.  Section 1.1(a) of the Revolving Credit Agreement is hereby amended in its entirety as follows:

(a)	“Revolving Note Maturity Date” means December 25, 2006 or such earlier date on which the Note becomes immediately due and payable pursuant to Article VI hereof.

2.	Section 2.1 of the Revolving Credit Agreement is hereby amended in its entirety as follows:

2.1 Revolving Credit Facility. From time to time prior to the Revolving Note Maturity Date, the Borrower may borrow from the Bank up to the aggregate principal amount outstanding at any one time of up to $15,000,000. All revolving loans hereunder will be evidenced by a single promissory note of the Borrower payable to the order of the Bank (the “Note”). Although the Note will be expressed to be payable in the full amount set forth above, the Borrower will be obligated to pay only the amount of loans actually disbursed hereunder, together with accrued interest on the outstanding balance at the rates and on the dates specified therein and such other charges provided for herein.

3.  Section 4.16 of the Revolving Credit Agreement is hereby amended in its entirety as follows:

Section 4.16 Republic Bank Financial Condition Covenants. All covenant terms in this Section 4.16 shall be defined and determined from time to time by applicable bank regulatory authorities, unless specifically noted otherwise below:

(a) Tier 1 Leverage Ratio. Republic Bank, a Subsidiary of the Borrower, shall maintain a minimum Tier 1 Leverage Ratio at the end of each quarter of not less than 5.0%.

(b) Tier 1 Risk Based Capital Ratio. Republic Bank shall maintain a minimum Tier 1 Risk Based Capital Ratio at the end of each quarter of not less than 6.0%.

(c) Total Risk Based Capital Ratio. Republic Bank shall maintain a minimum Total Risk Based Capital Ratio at the end of each quarter of not less than 10.0%.

4. The “Revolving Credit Agreement" referred to in the Note shall hereinafter refer to the Revolving Credit Agreement as amended by this Fifth Amendment.

5. Except as expressly amended herein, all terms and conditions of the Revolving Credit Agreement shall remain in full force and effect. This Fifth Amendment supercedes the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment on the date hereof, and the Revolving Credit Agreement shall hereinafter consist of the Revolving Credit Agreement dated December 29, 2000, as amended by this Fifth Amendment. Any waiver of any term and condition of the Revolving Credit Agreement contained herein, of any previous waiver by the Bank of any term and condition contained in the Revolving Credit Agreement, shall be strictly limited to such waiver, and shall not operate as a waiver of any other condition, term, or remedy of the Bank provided for in the Revolving Credit Agreement or in this Fifth Amendment.

Executed as of the date first above written.

                           REPUBLIC BANCORP, INC.

By: /s/ Thomas F. Menacher
Name: Thomas F. Menacher
Title: CFO

                          U.S. BANK NATIONAL ASSOCIATION,
                 d/b/a Firstar Bank
By: /s/ Jon B. Beggs
Name: Jon B. Beggs
Title: Vice President